GE CAPITAL MORTGAGE SERVICES, INC.

           REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-24

                         TERMS AGREEMENT
                    (to Underwriting Agreement
                       dated June 22, 1995,
             between the Company and the Underwriter)

GE Capital Mortgage Services, Inc.             New York, New York
Three Executive Campus                          November 24, 1998
Cherry Hill, NJ 08002

           Credit Suisse First Boston Corporation (the
"Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-24 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-24 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 1998-24 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing, first lien one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 1998 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $352,461,524.00 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $332,500,000.00 or greater than $367,500,000.00.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                      Principal      Interest    Class Purchase
      Class            Balance         Rate     Price Percentage
      -----            -------         ----     ----------------

      Class A1    $173,097,900.00      6.25%       98.93750%
      Class A2      21,409,000.00      6.25        98.93750%
      Class A3      86,016,000.00      6.25        98.93750%
      Class A4       2,165,133.00      6.50        98.93750%
      Class A5      35,246,000.00      6.25        98.93750%
      Class A6       2,138,907.00      6.50        98.93750%
      Class A7       3,409,939.00      6.75        98.93750%
      Class A8       6,819,878.00      6.00        98.93750%
      Class A9       2,048,316.00      6.50        98.93750%
      Class A10      6,352,356.00      6.00        98.93750%
      Class R              100.00      6.25        98.93750%

---------------------

           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, November 30, 1998 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of "AAA" from each of Fitch IBCA, Inc., and Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      Section 6. Rounding Account: On the Closing Date, the Underwriter shall deliver to the Trustee by wire transfer or by certified check an amount equal to $999.99 for deposit in the Rounding Account (as such term is defined in the Prospectus Supplement).

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               CREDIT SUISSE FIRST BOSTON
                                  CORPORATION




                               By:________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.




By:______________________________
   Name:
   Title: